UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) February 8, 2008

WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953	98-0160660
(Commission File Number)	(IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On February 8, 2008, the Board of Directors of Willbros Group, Inc. (the “Registrant”), upon the recommendation of the Nominating/Corporate Governance Committee of the Board of Directors, appointed William B. Berry to serve as a Class III director of the Board of Directors, to fill a newly created position in Class III, for a term expiring at the Annual Meeting of Stockholders of the Registrant in 2008 and until his successor is duly elected or chosen and qualifies, unless he sooner dies, resigns or is removed. He has not yet been appointed to any committees of the Board of Directors. However, it is anticipated that he will be appointed to the Compensation and the Nominating/Corporate Governance Committees of the Board of Directors.
     Mr. Berry, as a non-employee director, will participate in the Registrant’s 2006 Director Restricted Stock Plan, as amended (the “Plan”). In conjunction with his appointment, he will automatically receive an initial award of shares of Common Stock of the Registrant under the Plan. The number of shares represented by the award will equal $30,000 divided by the fair market value of a share of Common Stock of the Registrant on the day of the award (or 904 shares). As a non-employee director, Mr. Berry will receive (a) an annual cash retainer fee of $75,000, (b) an annual award of shares of Common Stock under the Plan (with the number of shares represented by the award being equal to $75,000 divided by the fair market value of a share of Common Stock of the Registrant on the day of the award), and (c) a $1,500 fee for each meeting of the Board of Directors, or Committee of the Board of Directors on which he serves, that he attends.
     Also in conjunction with his appointment, on February 8, 2008, the Registrant entered into an Indemnification Agreement with Mr. Berry, the form of which has been filed as Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-5413. The Indemnification Agreement provides indemnity to the director against liabilities incurred in the performance of his duties to the fullest extent permitted by law.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: February 14, 2008	By:	/s/ Dennis G. Berryhill
Dennis G. Berryhill
Secretary

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